Exhibit 23.1

Consent of Ernst & Young LLP

Consent of Independent Certified Public Accountants

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-25795) pertaining to the 1996 Stock Option Plan for Non-Employee Directors of our report dated March 1, 2002 (except Note 13, paragraph 4, as to which the date is March 22, 2002), with respect to the consolidated financial statements of RELM Wireless Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Jacksonville, Florida

January 28, 2004